CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$100,000,000	$13,640

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933. This fee reflects an additional principal amount of $100,000,000 to be issued, which is in addition to the principal amount of $1,250,000,000 for which a fee in the amount of $170,500 was previously calculated in Pricing Supplement No. 222L, dated April 18, 2013, filed on April 19, 2013.

Pricing Supplement No. 223L, dated April 19, 2013	Rule 424(b)(2)
(To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	File No. 333-169900 CUSIP No. 46623EJX8

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H

Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium-Term Notes, Series C

Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$100,000,000
Issue Price:	100%
Commission or Discount:	$100,000	(0.100%)
Proceeds to Company:	$99,900,000

Agents	Principal Amount To be Purchased

J.P. MORGAN SECURITIES LLC	$96,000,000
APTO PARTNERS, LLC	1,000,000
GUZMAN & COMPANY	1,000,000
MFR SECURITIES, INC.	1,000,000
TOUSSAINT CAPITAL PARTNERS, LLC	1,000,000

Agents’ Capacity:	☐ As agent	☒ As principal
if as principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: April 23, 2013 (T+2)

Stated Maturity: April 23, 2015

Form:    ☒  Book-entry    ☐  Certificated

Currency: U.S. Dollars

☐  Fixed Rate Note:    ☐%  per annum

☒ Floating Rate Note:	CD ☐	Commercial Paper Rate ☐	Reuters LIBOR01 ☒
	Treasury Rate ☐	Prime Rate ☐

Interest Payment Dates: Quarterly on the 23rd of January, April, July and October, via modified following business day convention, commencing July 23, 2013

Interest Reset Dates: Quarterly on the 23rd of January, April, July and October, via modified following business day convention, commencing July 23, 2013

Index Maturity: 3-month LIBOR

Spread (+/-): +45 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable    Minimum Interest Rate: Not Applicable

Optional Redemption:    Yes  ☐    No  ☒

Other:

This Pricing Supplement reflects an additional $100,000,000 principal amount of the notes which will be issued in addition to the $1,250,000,000 principal amount of the floating rate senior medium-term notes offered by Pricing Supplement No. 222L, dated April 18, 2013, filed on April 19, 2013.

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Settlement Period:

The closing will occur on April 23, 2013, which will be less than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated August 24, 2011, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on August 24, 2011. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.